EXHIBIT (D)(6)


                          EXPENSE LIMITATION AGREEMENT


         AGREEMENT made as of this 1st day of November, 2003, by and between Treasurer's Fund, Inc., a Maryland corporation (the "Company"), and Gabelli Fixed Income LLC, a Delaware limited liability company (the "Adviser").

         The Adviser hereby agrees to limit annual total operating expenses of the U.S. Treasury Money Market Portfolio, the Domestic Prime Money Market Portfolio and the Tax Exempt Money Market Portfolio, each a portfolio of the Company (the "Portfolios"), to not more than the following amounts:

         PORTFOLIO                                     % OF AVERAGE NET ASSETS
         ---------                                     -----------------------
         U.S. Treasury Money Market Portfolio                    .65%
              U.S. Treasury Money Market Class
         Domestic Prime Money Market Portfolio                   .60%
              Domestic Prime Money Market Class
         Tax Exempt Money Market Portfolio                       .60%
              Tax Exempt Money Market Class

         This Agreement shall remain in effect until October 31, 2004 and will automatically renew for successive one-year periods thereafter unless otherwise terminated by either party upon 60 days' notice to the other party.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


TREASURER'S FUND, INC.                      GABELLI FIXED INCOME LLC


By:   /S/  BRUCE N. ALPERT                  By:        /S/   JAMES E. MCKEE
   ---------------------------                 -----------------------------


Title:    VICE PRESIDENT                    Title:           SECRETARY
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